            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Domini Social Trust and Domini Social Investment Trust:

We consent to the use of our reports dated September 24, 2007, for Domini Social
Equity Fund, Domini European Social Equity Fund, Domini PacAsia Social Equity
Fund, Domini EuroPacific Social Equity Fund, and Domini Social Bond Fund, each a series of Domini Social Investment Trust, and for Domini Social Equity Trust
(formerly Domini Social Index Trust), Domini European Social Equity Trust,
Domini PacAsia Social Equity Trust, and Domini EuroPacific Social Equity Trust,
each a series of Domini Social Trust, each incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement
of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
November 16, 2007